Exhibit 10.46

CREDIT AGREEMENT

dated as of

December 16, 2004

among

RADIAN GROUP INC.

THE LENDERS PARTY HERETO

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Lead Arranger,

Sole Book Runner, Letter of Credit Issuer, and Swingline Lender

Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co- Syndication Agents

and

Barclays Bank PLC as Documentation Agent

This CREDIT AGREEMENT (“this Agreement”) is made and entered into as of December 16, 2004 among RADIAN GROUP INC.; the LENDERS party hereto; KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Lead Arranger, Sole Book Runner, Letter of Credit Issuer, and Swingline Lender; BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents; and BARCLAYS BANK PLC, as Documentation Agent.

Recitals:

A. The Borrower desires to borrow funds under this Agreement for general corporate purposes, including liquidity and working capital.

B. The Lenders are willing to make loans under the terms and conditions set forth in this Agreement.

Agreements:

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“364-Day Commitment” means, with respect to each 364-Day Lender, the commitment of such 364-Day Lender to make 364-Day Revolving Loans in the maximum aggregate amount, and upon and subject to the other terms and conditions, set forth in this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such 364-Day Lender pursuant to Section 9.04. The initial amount of each 364-Day Lender’s 364-Day Commitment is set forth on Schedule 2.01(a), or in the Assignment pursuant to which such 364-Day Lender shall have assumed its initial 364-Day Commitment, as applicable. The initial aggregate amount of the 364-Day Commitments is $100,000,000.

“364-Day Exposure” means, with respect to any 364-Day Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s 364-Day Revolving Loans.

“364-Day Facility” means the revolving credit loan facility made available to the Borrower under and pursuant to Section 2.01(a).

“364-Day Lender” means a Lender having a 364-Day Commitment.

“364-Day Loans” and “364-Day Revolving Loans” means Revolving Loans advanced under the 364-Day Facility.

“364-Day Maturity Date” means the 364-Day Revolving Availability Termination Date, unless the 364-Day Maturity Date is extended pursuant to Section 2.06.

“364-Day Revolving Availability” means on any date an amount equal to the amount of the Total 364-Day Commitment on such date, minus the Total 364-Day Outstanding Amount on such date.

“364-Day Revolving Availability Period” means the period from and including the Effective Date to but excluding the 364-Day Revolving Availability Termination Date (or, if earlier, the date on which all outstanding 364-Day Commitments terminate).

“364-Day Revolving Availability Termination Date” means December 15, 2005 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Agent” means the Administrative Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means the Euros, if at the time such currency is readily and freely transferable and convertible into Dollars, and such other currency (other than Dollars) that may from time to time be requested by the Borrower, and accepted by the Letter of Credit Issuer, in connection with the issuance of a Letter of Credit.

“Alternative Currency Sublimit” means Forty Million Dollars ($40,000,000).

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled.

“Applicable Rate” means for any day:

(a) with respect to any Revolving Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Euro-Dollar Margin” and in the column corresponding to the “Pricing Level” that applies for such day;

(b) with respect to the facility fees payable hereunder, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Facility Fee Rate” and in the column corresponding to the “Pricing Level” that applies for such day;

In each case, the “Applicable Rate” will be based on the Borrower’s Pricing Rating (as defined in the Pricing Schedule) as of the relevant determination date; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule as “Level V Pricing”, effective upon the Agent’s giving notice to the Borrower of such applicability of Level V Pricing.

“Arranger” means KeyBank National Association, in its capacity as lead arranger of the credit facility provided under this Agreement.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Base Rate”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Board of Directors” means, the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means Radian Group Inc., a Delaware corporation, and its successors.

“Borrowing” means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term “Borrowing” does not apply to a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; and provided, further, that, when used in connection with a Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks in the country of issue of such Alternative Currency are not open for business.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following:

(a) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of the Capital Stock of the Borrower entitling that person to exercise 33% or more of the total voting power of all shares of the Capital Stock of the Borrower entitled to vote generally in elections of directors, other than any acquisition by the Borrower, any of its Subsidiaries or any of its employee benefit plans (except that any of those Persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or its exercisable only upon the occurrence of a subsequent condition); or

(b) Continuing Directors ceasing or otherwise failing to constitute a majority of the members of the board of directors of the Borrower;

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(d) the Borrower’s consolidation or merger with or into any other Person, any merger of another Person into the Borrower, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Borrower’s properties and assets to another Person, other than (but subject to the restrictions of Section 6.03): (A) any transaction: (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Borrower’s Capital Stock; and (2) pursuant to which holders of the Borrower’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such issuance; and (B) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Borrower’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock, if at all, solely into all of the shares of Common Stock, ordinary shares or American Depositary Shares of the surviving Person.

For purposes of this definition:

(i) whether a person is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and (y) the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act;

(ii) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation;

(iii) “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Borrower existing on the date hereof or any other shares of Capital Stock of the Borrower into which such Common Stock shall be reclassified or changed; and

(iv) a “Continuing Director” shall mean:

(a) An individual who was a member of the Board of Directors of the Borrower first elected by the stockholders or by the Board of Directors prior to the date hereof or prior to the time that any person becomes after the date hereof the holder of record of in excess of 33% of the Capital Stock of the Borrower entitled to vote in the election of directors; or

(b) An individual designated (before such individual’s initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

“Commitment” means a 364-Day Commitment or a Five-Year Commitment.

“Conduit Debt” means any debt of a special purpose entity or Subsidiary that is consolidated on the Borrower’s financial statements in accordance with GAAP, provided that (i) the proceeds of such debt are used by such special purpose entity or Subsidiary to make loans to, or to purchase assets from, any Person that is not an Affiliate of the Borrower, in the ordinary course of business and (ii) such debt and/or payment with respect to accounts receivable and other assets underlying such debt are guaranteed by the Borrower, Radian Asset Assurance, Inc. or another Insurance Subsidiary, in the ordinary course of business.

“Consolidated” means the Borrower and its Subsidiaries, taken as a whole, consolidated in accordance with GAAP.

“Control” means possession, directly or indirectly, of the power of a Person (a) to vote 33% or more of any class of voting securities (unless any other holder of such class of voting securities, who is not an Affiliate of such Person, holds a greater percentage of such class of voting securities) or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Redeemable Equity” means any preferred stock or other preferred Equity Interests, which in either case, is subject to mandatory redemption at the option of the holder at any time prior to the first anniversary of the Five-Year Maturity Date.

“Debt” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or with respect to advances of any kind,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts).

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business),

(f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g) all Guarantees by such Person of Debt of others,

(h) all Capital Lease Obligations of such Person,

(i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j) Current Redeemable Equity, and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

Notwithstanding the foregoing, (i) the Debt of any Person shall not include any Conduit Debt and any Insured Debt or any guaranty thereof by the Borrower, Radian Asset Assurance, Inc. or another Insurance Subsidiary in the ordinary course of its business, and (ii) in connection with the purchase by the Borrower or any Material Subsidiary of any business, the term “Debt” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollar” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 4 12(d) of the Internal Revenue Code or Section 3 03(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the single currency of the Participating Member States of the European Union.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

(a) income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with such Lender Party’s enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or. in the case of any Lender, in which its applicable lending office is located;

(b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

(c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.18(e).

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower’s request pursuant to Section 2.20(b), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.18(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Exposure” means, as applicable, a 364-Day Exposure or a Five-Year Exposure.

“Facility” means the 364-Day Facility or the Five-Year Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

“Financing Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Five-Year Commitment” means, with respect to each Five-Year Lender, the commitment of such Five-Year Lender to make Five-Year Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit hereunder in the maximum aggregate amount, and upon and subject to the other terms and conditions, set forth in this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21, and (c) reduced or increased from time to time by assignments by or to such Five-Year Lender pursuant to Section 9.04. The initial amount of each Five-Year Lender’s Five-Year Commitment is set forth on Schedule 2.01(b), or in the Assignment pursuant to which such Five-Year Lender shall have assumed its initial Five-Year Commitment, as applicable. The initial aggregate amount of the Five-Year Commitments is $300,000,000.

“Five-Year Exposure” means, with respect to any Five-Year Lender at any time, the sum of (i) the aggregate outstanding principal amount of such Five-Year Lender’s Five-Year Revolving Loans, (ii) such Five-Year Lender’s Swingline Exposure at such time, and (iii) such Five-Year Lender’s LC Exposure.

“Five-Year Facility” means the revolving credit loan facility made available to the Borrower under and pursuant to Section 2.01(b).

“Five-Year Lender” means a Lender having a Five-Year Commitment.

“Five-Year Loans” and “Five-Year Revolving Loans” means Revolving Loans advanced under the Five-Year Facility.

“Five-Year Maturity Date” means the Five-Year Revolving Availability Termination Date.

“Five-Year Revolving Availability” means on any date an amount equal to the amount of the Total Five-Year Commitment on such date, minus the Total Five-Year Outstanding Amount on such date.

“Five-Year Revolving Availability Period” means the period from and including the Effective Date to but excluding the Five-Year Revolving Availability Termination Date (or, if earlier, the date on which all outstanding Five-Year Commitments terminate).

“Five-Year Revolving Availability Termination Date” means December 16, 2009 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guarantees made as an incident to the conduct by any Insurance Subsidiary of its insurance business and in the ordinary course of such business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company. As of the date of this Agreement, Amerin Guaranty Corporation, Amerin Re Corporation, Radian Mortgage Reinsurance Company, Radian Asset Assurance Inc., Radian Reinsurance (Bermuda) Limited, Radian Asset Assurance Limited, Van-American Insurance Company, Inc., Commonwealth Mortgage Assurance Company of Texas, Radian Guaranty Inc., Radian Mortgage Insurance Company, Inc. (f/k/a Commonwealth Mortgage Assurance Company of Arizona), and Radian Insurance Inc. constitute the Insurance Subsidiaries.

“Insured Debt” means any debt of the Borrower or its Subsidiaries that is guaranteed by the Borrower, Radian Asset Assurance, Inc. or another Insurance Subsidiary, provided that the proceeds of such debt are used to purchase securities, instruments, notes or other obligations issued or owed by any Person that is not an Affiliate of Borrower, in the ordinary course of business.

“Interest Election” means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each calendar month, (b) with respect to any Swingline Loan, the day on which such Loan is required to be repaid and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or other periods available from all Lenders) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“LC Disbursement” means a payment made by the Letter of Credit Issuer in respect of a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (which, as to Letters of Credit denominated in Alternative Currencies, shall be deemed to be the Dollar equivalent at such time of the undrawn amount of all such Alternative Currency Letters of Credit) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (which, as to LC Disbursements made under Letters of Credit denominated in Alternative

Currencies, shall be deemed to be the Dollar equivalent at such time of all such Alternative Currency LC Disbursements). The LC Exposure of any Five-Year Lender at any time will be its Percentage of the total LC Exposure at such time.

“LC Sublimit” means Fifty Million Dollars ($50,000,000).

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders, the Letter of Credit Issuer and the Administrative Agent.

“Lenders” means the Persons listed on Schedules 2.01(a) and 2.01(b) and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 of this Agreement.

“Letter of Credit Issuer” means KeyBank National Association and its successors in such capacity as provided in Section 2.05(i).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Administrative Agent as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, to be the average (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds, approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to the Interest Period, are offered to KeyBank National Association by prime banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Like-Kind Exchange” means the disposition of property in exchange for similar property or for cash proceeds in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (or any successor provision).

“Loan Documents” means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.10(e), the Letters of Credit and any certificate required to be delivered by the Borrower pursuant to Article 2 or Article 5.

“Loans” means loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context requires otherwise, the term “Loans” includes Swingline Loans.

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Marginal Rating” means the insurance or insurer (as applicable) financial strength ratings of any Insurance Subsidiary that are both (i) lower than “AA-”, but not lower than “A-”, as rated by S&P and (ii) lower than “Aa3”, but not lower than “A3”, as rated by Moody’s.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, or prospects of the Borrower and its Subsidiaries taken as a whole, except for circumstances that affect the insurance industry as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under, or the validity or enforceability of, any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Loans and Letters of Credit and Current Redeemable Equity) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary.

“Material Subsidiary” means a Subsidiary the stockholders’ equity of which exceeds an amount equal to 15% of the Consolidated stockholders’ equity of the Borrower, determined in accordance with GAAP. As of the date of this Agreement, Radian Guaranty Inc., Amerin Guaranty Corporation, Radian Insurance Inc., Enhance Financial Services Group Inc., and Radian Asset Assurance Inc. constitute the Material Subsidiaries.

“Maturity Date” means, as the case may be, the 364-Day Maturity Date or the Five-Year Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent and reasonably acceptable to the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participants” has the meaning specified in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Five-Year Lender, the percentage of the total Five-Year Commitments represented by such Lender’s Five-Year Commitment. If the Commitments of the Five-Year Facility have terminated or expired, the Percentages will be determined based on the Commitments of the Five-Year Facility most recently in effect, adjusted to give effect to any assignments.

“Permitted Liens” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e) Liens arising in the ordinary course of business in favor of issuers of documentary letters of credit;

(f) contractual set-off rights, rights of lessees and licensees arising in the ordinary course of business;

(g) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(h) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary; and

(i) any extensions, replacements, renewals or refinancing of the foregoing.

provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by KeyBank National Association as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by KeyBank National Association to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Rating Agency” means each of S&P and Moody’s.

“Register” has the meaning specified in Section 9.04(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having aggregate Exposures and unused Commitments representing more than 50% of the sum of all Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent and reasonably acceptable to the Borrower.

“Sale and Leaseback Transaction” means any arrangement whereby, directly or indirectly, a Person shall sell or transfer any property, real or personal, used or useful in such Person’s business and thereafter rent or lease such property or other property that such Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

“SEC” means the United States Securities and Exchange Commission.

“Senior Debt Rating” means a rating of the Borrower’s senior long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

“Senior Officer” means any of the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the President, or any Executive Vice President of the Borrower or any Financial Officer.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity of which securities or other ownership interests (i) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (ii) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any Five-Year Lender at any time will be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means KeyBank National Association, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total 364-Day Commitment” means, at any date, the aggregate of the 364-Day Commitments of all 364-Day Lenders at such date.

“Total 364-Day Outstanding Amount” means, at any date, the aggregate Exposures of all 364-Day Lenders at such date.

“Total Capitalization” means, at any date, the aggregate of, without duplication, (i) Consolidated Debt of the Borrower, of the type described in any of clauses (a), (b) and (h) of the definition of “Debt”, on such date, (ii) Consolidated stockholders’ equity of the Borrower, determined in accordance with GAAP, on such date, and (iii) to the extent not included in either of clause (i) or clause (ii) of this definition, Current Redeemable Equity on such date.

“Total Debt” means, at any date, the aggregate of, without duplication, (i) Consolidated Debt of the Borrower, of the type described in any of clauses (a), (b) and (h) of the definition of “Debt”, on such date, and (ii) to the extent not included in clause (i) of this definition, Current Redeemable Equity on such date.

“Total Five-Year Commitment” means, at any date, the aggregate of the Five-Year Commitments of all Five-Year Lenders at such date.

“Total Five-Year Outstanding Amount” means, at any date, the aggregate Exposures of all Five-Year Lenders at such date.

“United States” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement. Loans and Borrowings may be classified by Interest Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each 364-Day Lender agrees to make 364-Day Revolving Loans to the Borrower from time to time during the 364-Day Revolving Availability Period in an aggregate principal amount that will not at any time result in (A) such 364-Day Lender’s 364-Day Exposure exceeding its 364-Day Commitment or (B) the Total 364-Day Outstanding Amount exceeding the Total 364-Day Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow 364-Day Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Five-Year Lender agrees to make Five-Year Revolving Loans to the Borrower from time to time during the Five-Year Revolving Availability Period in an aggregate principal amount that will not at any time result in (A) such Five-Year Lender’s Five-Year Exposure exceeding its Five-Year Commitment or (B) the Total Five-Year Outstanding Amount exceeding the Total Five-Year Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Five-Year Revolving Loans.

(c) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02. Revolving Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type and under the same Facility made by the Lenders of such Facility ratably in accordance with their respective Commitments, as the Borrower may request (subject to Section 2.15) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund such Loan. Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan to the Lender as provided herein.

(b) At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $2,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of, as the case may be, the 364-Day Commitments or the Five-Year Commitments. Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.

(c) Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of the Facility under which such Eurodollar Borrowing is made.

Section 2.03. Requests to Borrow Revolving Loans. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Facility (364-Day or Five-Year) under which such Borrowing is made;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Five-Year Revolving Availability Period, in each case in an amount that (i) is an integral multiple of $1,000,000, (ii) will not result in the aggregate outstanding principal amount of all Swingline Loans exceeding $40,000,000 and (iii) will not result in the Total Five-Year Outstanding Amount exceeding the Total Five-Year Commitment then in effect; provided that the Swingline Lender may, but will not be required to, make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email transmission), not later than 3:00 p.m., Prevailing Eastern Time, on the proposed date of borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Borrower’s general deposit account with the Swingline Lender by 5:00 p.m., Prevailing Eastern Time, on the requested date of such Swingline Loan; provided that the Swingline Lender will endeavor to make each Swingline Loan available to the Borrower by means of a credit to the Borrower’s general deposit account with the Swingline Lender within two hours after the submission of the request by the Borrower on the requested date of such Swingline Loan, or if requested after 3:00 p.m., Prevailing Eastern Time, then before 10:30 a.m. on the next Business Day after the requested date of such Swingline Loan. Each Swingline Loan shall bear interest at the rate specified in Section 2.14(c).

(c) The Borrower unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Five-Year Maturity Date and the thirtieth day after such Swingline Loan is made; provided that, unless the Swingline Lender otherwise expressly agrees in writing, on each day that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans that were outstanding when such Borrowing was requested.

(d) The Borrower will have the right at any time to prepay any Swingline Loan in full or in part in an amount that is an integral multiple of $1,000,000. The Borrower shall notify the Swingline Lender and the Administrative Agent, by telephone (confirmed by telecopy or email transmission), of the date and amount of any such prepayment not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such prepayment shall be made directly to the Swingline Lender and shall be accompanied by accrued interest on the amount prepaid.

(e) The Swingline Lender may, by written notice given to the Administrative Agent not later than 3:00 p.m., Prevailing Eastern Time, on any Business Day, require the Five-Year Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Five-Year Lenders will participate. Promptly after it receives such notice, the Administrative Agent shall notify each Five-Year Lender as to the details thereof and such Five-Year Lender’s Percentage of such aggregate amount of Swingline Loans. Each Five-Year Lender agrees, upon receipt of such notification, to pay to the Administrative Agent, for the account of the Swingline Lender, such Five-Year Lender’s Percentage of such aggregate amount of Swingline Loans. Each Five-Year Lender’s obligation to acquire participations in Swingline Loans pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each payment by a Five-Year Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each Five-Year Lender shall comply with its obligation under this subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Five-Year Lender (and Section 2.07(b) shall apply, mutatis mutandis, to the payment obligations of the Five-Year Lenders under this subsection), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Five-Year Lenders. The Administrative Agent shall notify the Borrower of any participations in Swingline Loans acquired pursuant to this subsection, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after the Swingline Lender receives the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, which shall promptly remit any such amounts received by it to the Five-Year Lenders that shall have made payments pursuant to this subsection and to the Swingline Lender, as their interests may appear. The purchase of participations in Swingline Loans pursuant to this subsection will not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of its Subsidiaries (however, such Subsidiary’s joining in any letter of credit application, reimbursement agreement or other agreement in connection with a Letter of Credit issued for its account shall not in any respect impair or otherwise affect the Borrower’s primary obligations in respect of such Letter of Credit pursuant to this Agreement), in a form reasonably acceptable to the Administrative Agent, the Letter of Credit Issuer and the Borrower, from time to time during period from and after the Effective Date until the date that is fifteen (15) Business Days prior to the Five-Year Revolving Availability Termination Date. Subject to the terms and conditions of this Agreement, Letters of Credit may be denominated, at the option of the Borrower, in Dollars or in an Alternative Currency. If the terms and conditions of any form of letter of credit application, reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Letter of Credit Issuer relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the Administrative Agent and the Letter of Credit Issuer by telephone (confirmed by telecopy or email transmission), reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit and the currency in which it is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Letter of Credit Issuer, the Borrower also shall submit a letter of credit application on the Letter of Credit Issuer’s standard form (with such changes as are agreed by the Letter of Credit Issuer and the Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed the LC Sublimit, (ii) the LC Exposure in respect of all Letters of Credit denominated in Alternative Currencies will not exceed the Alternative Currency Sublimit, and (iii) the Total Five-Year Outstanding Amount will not exceed the Total Five-Year Commitment then in effect.

(c) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one (1) year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is ten (10) Business Days (or such lesser period as the Letter of Credit Issuer may agree in its sole discretion) before the Five-Year Maturity Date. At the request of the Borrower a Letter of Credit may provide that the expiration date thereof may be automatically extended without amendment for a period of one year from the original expiration date or any subsequent expiration date (but in no event later than the date specified in clause (ii) of the immediately preceding sentence), unless, prior to such original or subsequent expiration date (with the length of such prior period being requested by the Borrower and subject to the approval of the Letter of Credit Issuer), the Letter of Credit Issuer shall notify the beneficiary thereof that such Letter of Credit will not be renewed for any such additional period.

(d) Participations. Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Letter of Credit Issuer or the Five-Year Lenders, the Letter of Credit Issuer grants to each Five-Year Lender, and each Five-Year Lender acquires from the Letter of Credit Issuer, a participation in such Letter of Credit equal to such Five-Year Lender’s Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participations, each Five-Year Lender agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, such Five-Year Lender’s Percentage of (i) each LC Disbursement made by the Letter of Credit Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.05(e) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Five-Year Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Five-Year Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Letter of Credit Issuer makes any LC Disbursement under a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 4:00 p.m., Prevailing Eastern Time, on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 a.m., Prevailing Eastern Time, on such day of disbursement, or, if such notice has not been received by the Borrower before 10:00 a.m., Prevailing Eastern Time, on such day of disbursement, then not later than 4:00 p.m., Prevailing Eastern Time, on (i) the Business Day that the Borrower receives such notice, if such notice is received before 10:00 a.m., Prevailing Eastern Time, on the day of receipt of such notice or (ii) the next Business Day, if such notice is not received before 10:00 a.m. on the day of receipt of such notice; provided that, the Borrower may, subject to the conditions to borrowing set forth herein (including Borrowing amounts), request in accordance with the terms and conditions of this Agreement that such payment be made with the proceeds of a Base Rate Five-Year Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Five-Year Revolving Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Five-Year Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Five-Year Lender’s Percentage thereof. Promptly after it receives such notice, each Five-Year Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as is provided in Section 2.07 with respect to Loans made by such Five-Year Lender (and Section 2.07(b) shall apply, mutatis mutandis, to such payment obligations of the Five-Year Lenders), and the Administrative Agent shall promptly pay to the Letter of Credit Issuer the amounts so received by it from the Five-Year Lenders. If a Five-Year Lender makes a payment pursuant to this subsection to reimburse the Letter of Credit Issuer for any LC Disbursement (other than by funding Base Rate Five-Year Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and (ii) such Five-Year Lender will be subrogated to its pro rata share of the Letter of Credit Issuer’s claim against the Borrower for such reimbursement. Promptly after the Administrative Agent receives any payment from the Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the Letter of Credit Issuer or, if Five-Year Lenders have made payments pursuant to this subsection to reimburse the Letter of Credit Issuer, then to such Five-Year Lenders and the Letter of Credit Issuer as their interests may appear.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Five-Year Lenders, the Letter of Credit Issuer and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Letter of Credit Issuer; provided that the foregoing shall not excuse the Letter of Credit Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), the Letter of Credit Issuer shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Letter of Credit Issuer may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Letter of Credit Issuer shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Letter of Credit Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Letter of Credit Issuer has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the Letter of Credit Issuer and the Five-Year Lenders with respect to any such LC Disbursement.

(h) Interim Interest. Unless the Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Sections 2.14(d) and 2.14(e) shall apply. Interest accrued pursuant to this subsection shall be for the account of the Letter of Credit Issuer, except that a pro rata share of interest accrued on and after the day that any Five-Year Lender reimburses the Letter of Credit Issuer for a portion of such LC Disbursement pursuant to Section 2.05(e) shall be for the account of such Five-Year Lender.

(i) Replacement of Letter of Credit Issuer. The Letter of Credit Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Letter of Credit Issuer and the successor Letter of Credit Issuer. The Administrative Agent shall notify the Five-Year Lenders of any such replacement. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Letter of Credit Issuer pursuant to Section 2.13(e). On and after the effective date of any such replacement, (i) the successor Letter of Credit Issuer will have all the rights and obligations of the Letter of Credit Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Letter of Credit Issuer” will be deemed to refer to such successor or to any previous Letter of Credit Issuer, or to such successor and all previous Letter of Credit Issuer, as the context shall require. After the Letter of Credit Issuer is replaced, it will remain a party hereto and will continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

Section 2.06. Extension of 364-Day Maturity Date. The Borrower may, by written notice delivered to the Administrative Agent not less than 30 days prior to the 364-Day Revolving Availability Termination Date, extend the 364-Day Maturity Date to the date that is the first anniversary of the 364-Day Revolving Availability Termination Date, but only so long as, (i) on the date on which the Borrower delivers such notice to the Administrative Agent and on the 364-Day Revolving Availability Termination Date no Default has occurred and is continuing, (ii) the representations and warranties of the Borrower set forth in the Loan Documents shall be true in all material respects on and as of the date on which the Borrower delivers such notice to the Administrative Agent and on and as of the 364-Day Revolving Availability Termination Date and (iii) on the 364-Day Revolving Availability Termination Date the Borrower shall have (A) delivered to the Administrative Agent a certificate, dated that date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (i) and (ii) of this Section 2.06 and (B) executed and delivered to the Agent such confirmation or other acknowledgment of the effectiveness of such extension as the Administrative Agent may require. Notwithstanding any such extension of the 364-Day Maturity Date, no 364-Day Revolving Loans shall be available after the expiration of the 364-Day Revolving Availability Period.

Section 2.07. Funding of Revolving Loans. (a) Each Lender making a Revolving Loan hereunder shall wire the principal amount thereof in immediately available funds, by 1:00 p.m.,

Prevailing Eastern Time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Five-Year Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) will be remitted by the Administrative Agent to the Letter of Credit Issuer.

(b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections. (a) Each Borrowing of Revolving Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e) if the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

Section 2.09. Termination or Reduction of Commitments. (a) Unless previously terminated, (i) the 364-Day Commitments will terminate on the 364-Day Revolving Availability Termination Date, and (ii) the Five-Year Commitments will terminate on the Five-Year Revolving Availability Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the 364-Day Commitments; provided that (i) the amount of each reduction of the 364-Day Commitments shall be an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the 364-Day Commitments if, after giving effect thereto and to any concurrent prepayment of 364-Day Revolving Loans pursuant to Section 2.11, the Total 364-Day Outstanding Amount would exceed the Total 364-Day Commitment and (iii) the Borrower shall not reduce the 364-Day Commitments if, after giving effect thereto, the outstanding Commitments would be less than $50,000,000.

(c) The Borrower may at any time terminate, or from time to time reduce, the Five-Year Commitments; provided that (i) the amount of each reduction of the Five-Year Commitments shall be an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Five-Year Commitments if, after giving effect thereto and to any concurrent prepayment of Five-Year Revolving Loans pursuant to Section 2.11, the Total Five-Year Outstanding Amount would exceed the Total Five-Year Commitment and (iii) the Borrower shall not reduce the Five-Year Commitments if, after giving effect thereto, the outstanding Commitments would be less than $75,000,000.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under Section 2.09(b) or (c), at least one Business Day before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable; provided that any such notice terminating Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments will be permanent and will be made ratably among, as appropriate, the 364-Day Lenders or the Five-Year Lenders in accordance with their respective Commitments.

Section 2.10. Payment at Maturity; Evidence of Debt. (a)(i) The Borrower unconditionally promises to pay to the Administrative Agent on the 364-Day Maturity Date, for the account of each 364-Day Lender, the then unpaid principal amount of such Lender’s 364-Day Revolving Loans. (ii) The Borrower unconditionally promises to pay to the Administrative Agent on the Five-Year Maturity Date, for the account of each Five-Year Lender, the then unpaid principal amount of such Lender’s Five-Year Revolving Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility under which it is advanced, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of, as appropriate, Exhibit B-1 or Exhibit B-2 hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 2.11. Optional and Mandatory Prepayments; Mandatory Cash Deposits. (a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section and Section 2.17.

(b) Mandatory Prepayments. (i) If at any date the Total 364-Day Outstanding Amount exceeds the Total 364-Day Commitment calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the 364-Day Loans in an amount equal to such excess until the Total 364-Day Outstanding Amount does not exceed the Total 364-Day Commitment; and (ii) if at any date the Total Five-Year Outstanding Amount exceeds the Total Five-Year Commitment calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Five-Year Loans (or, if no Five-Year Revolving Loans or Swingline Loans are outstanding, deposit cash in pledge with the Administrative Agent to cash collateralize Letter of Credit liabilities) in an amount equal to such excess until the Total Five-Year Outstanding Amount does not exceed the Total Five-Year Commitment.

(c) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.11(f).

(d) Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12 or Section 2.14.

(f) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(g) Mandatory Cash Deposits. If at any date the LC Exposure exceeds the LC Sublimit, then not later than the next succeeding Business Day, the Borrower shall be required to deposit cash, in the amount of such excess, in pledge with the Administrative Agent to cash collateralize Letter of Credit liabilities until the LC Exposure does not exceed the LC Sublimit.

Section 2.12. Change in Control. (a) If a Change in Control of the Borrower shall occur, the Borrower shall, within one Business Day after the occurrence thereof, give the Administrative Agent notice thereof, and the Administrative Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and each Lender may, by notice to the Borrower and the Administrative Agent (a “Termination Notice”) given not later than ten days after the date of such Change of Control, terminate its Commitment, which shall be terminated, and declare any Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b) If the Five-Year Commitment of any Five-Year Lender is terminated pursuant to this Section at a time when any Swingline Loan or Letter of Credit is outstanding, then (i) such Lender shall remain responsible to the Swingline Lender with respect to such Swingline Loan, and to the Letter of Credit Issuer with respect to such Letter of Credit, to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Five-Year Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Five-Year Lender) equal to such Five-Year Lender’s Swingline Exposure at such time and such Five-Year Lender’s LC Exposure at such time.

Section 2.13. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each 364-Day Lender a facility fee, which shall accrue (i) during the 364-Day Revolving Availability Period at the Applicable Rate per annum on the average daily amount of the 364-Day Commitment of such 364-Day Lender, whether used or unused, during the period from and including the Effective Date to the date on which such 364-Day Commitment terminates and (ii) if the 364-Day Maturity Date is extended pursuant to Section 2.06, from the 364-Day Revolving Availability Termination Date until the 364-Day Loans are paid in full, at the Applicable Rate per annum on the aggregate principal amount of the 364-Day Loans of such 364-Day Lender from time to time outstanding from and after the 364-Day Revolving Availability Termination Date. Such facility fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the earlier date on which the Commitment of such 364-Day Lender shall be terminated; and, if the 364-Day Maturity Date is extended pursuant to Section 2.06, such facility fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the 364-Day Maturity Date or the earlier date on which the 364-Day Loans are paid in full.

(b) The Borrower shall pay to the Administrative Agent for the account of each Five-Year Lender a facility fee, which shall accrue during the Five-Year Revolving Availability Period at the Applicable Rate per annum on the average daily amount of the Five-Year Commitment of such Five-Year Lender, whether used or unused, during the period from and including the Effective Date to the date on which such Five-Year Commitment terminates. Such facility fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the earlier date on which the Five-Year Commitment of such Five-Year Lender shall be terminated.

(c) The Borrower shall pay to the Administrative Agent for the benefit of each 364-Day Lender a utilization fee at the rate of seven and one-half one-hundredths of one percent (0.075%) per annum, (i) computed on the 364-Day Exposure of such 364-Day Lender, for each day prior to the 364-Day Revolving Availability Termination Date on which such 364-Day Lender’s 364-Day Exposure exceeds an amount equal to one-half (½) of such Lender’s 364-Day Commitment on such day; and (ii) if the 364-Day Maturity Date is extended pursuant to Section 2.06, and if, on the 364-Day Revolving Availability Termination Date, such 364-Day Lender’s 364-Day Exposure exceeds an amount equal to one-half (½) of such Lender’s 364-Day Commitment, computed on the aggregate principal amount of the 364-Day Loans of such 364-Day Lender on the 364-Day Revolving Availability Termination Date for each day following the 364-Day Revolving Availability Period until the 364-Day Loans of such Lender are paid in full. Such utilization fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the earlier date on which the 364-Day Commitment of such 364-Day Lender shall be terminated; and, if the 364-Day Maturity Date is extended pursuant to Section 2.06, such utilization fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the 364-Day Maturity Date or the earlier date on which the 364-Day Loans are paid or payable in full.

(d) The Borrower shall pay to the Administrative Agent for the benefit of each Five-Year Lender a utilization fee at the rate of seven and one-half one-hundredths of one percent (0.075%) per annum, computed on the Five-Year Exposure of such Five-Year Lender, for each day prior to the Five-Year Revolving Availability Termination Date on which such Five-Year Lender’s Five-Year Exposure exceeds an amount equal to one-half (½) of such Lender’s Five-Year Commitment on such day. Such utilization fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the earlier date on which the Five-Year Commitment of such Lender shall be terminated.

(e) The Borrower shall pay (i) to the Administrative Agent for the account of each Five-Year Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue for each day, at the Applicable Rate per annum that applies to Eurodollar Loans, on the amount of such Five-Year Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) on such day, during the period from the Effective Date to the later of the date on which such Five-Year Lender’s Five-Year Commitment terminates and the date on which such Five-Year Lender ceases to have any LC Exposure, and (ii) to the Letter of Credit Issuer a fronting fee, which shall accrue at the rate of one-eighth percent (0.125%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Effective Date to the later of the date on which the Five-Year Commitments terminate and the date on which there ceases to be any LC Exposure, as well as the fees separately agreed upon by the Borrower and the Letter of Credit Issuer with respect to issuing, amending, renewing or extending any Letter of Credit, the currency in which such Letter of Credit is denominated, or processing drawings thereunder; provided, however, that upon upon notice to the Borrower from the Administrative Agent upon and during the continuance of an Event of Default (which notice the Agent may deliver in its discretion and shall deliver promptly following the written request of any Lender), and continuing for so long as an Event of Default exists, the participation fee payable under clause (i), above, shall, after as well as before judgment, be computed at a rate per annum equal to 2% plus the Applicable Rate. Participation fees and fronting fees accrued hereunder will be payable on each Interest Payment Date for Base Rate Loans, commencing on the first such date to occur after the Effective Date; provided that all such fees accrued to the date on which the Five-Year Commitments terminate will be payable on such date, and any such fees accruing after such date will be payable on demand. Any other fees payable to the Letter of Credit Issuer pursuant to this subsection will be payable within 10 days after demand. All such participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.

(g) All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, Letter of Credit participation fees, and utilization fees, to the Lenders entitled thereto (or to the Letter of Credit Issuer, in the case of fees payable to it). Fees paid shall not be refundable under any circumstances.

Section 2.14. Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period, plus the Applicable Rate.

(c) Each Swingline Loan shall bear interest for each day at the rate per annum equal to (i) the rate determined by the Swingline Lender to be its cost of funds in respect of such Swingline Loan, plus (ii) the Applicable Rate for Eurodollar Borrowings then in effect.

(d) Notwithstanding the foregoing, (i) without limiting the provisions of clause (ii), below, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest (or in the case of principal, continue to bear interest), after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section or (B) in the case of any other amount, the Alternate Base Rate; and (ii) upon notice to the Borrower from the Administrative Agent upon and during the continuance of an Event of Default (which notice the Agent may deliver in its discretion and shall deliver promptly following the written request of the Required Lenders), and continuing for so long as an Event of Default exists (but without duplication of the interest accruing pursuant to clause (i), above), interest on the principal of the Loans and interest accruing on any interest, fee or other amount then payable by the Borrower hereunder, shall accrue, after as well as before judgment, at a rate per annum equal to 2% plus the rate that otherwise would be applicable to such Loan, unpaid interest, unpaid fee or unpaid other amount as provided in the preceding provisions of this Section.

(e) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment under which it was advanced; provided that (i) interest accrued pursuant to Section 2.14(d) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Loan before the end of, as the case may be, the 364-Day Revolving Availability Period or the Five-Year Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period there for, interest accrued on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

Section 2.15. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

(i) the Dow Jones Telerate Service is no longer quoting rates for LIBO Rates and there is no substitute or successor thereto as provided in Section 1.01, and if deposits in dollars in the applicable amounts are not being offered to KeyBank National Association in the London interbank market for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period, after giving effect to Section 2.16, will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

Section 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Letter of Credit Issuer; or

(ii) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b) If any Lender or the Letter of Credit Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender or the Letter of Credit Issuer such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c) A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that (i) such Lender has complied with its obligations pursuant to Section 2.20 hereof in an effort to eliminate or reduce such amount and (ii) such Lender has treated similar loans or credits held by it in the same manner. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay by any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.17. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(1) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event (provided that the computation of such loss, cost and expense shall be made without reference to the Applicable Margin). In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.18. Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction or withholding, for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything to the contrary herein, the Borrower shall not be obligated to pay any Lender any amounts pursuant to this Section 2.18(a) in respect of Indemnified Taxes or Other Taxes that would not have been imposed but for noncompliance with Section 2.18(f).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error. If the Borrower has indemnified any Lender Party pursuant to this Section 2.18(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower’s expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.18(c) unless, in the judgment of such Lender Party, such action (i) would not subject such Lender Party to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to such Lender Party.

(d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If a Lender obtains any refund, tax credit, tax deduction or similar benefit solely by reason of any Indemnified Tax or Other Tax in respect of which the Borrower has made a payment under this Agreement, then (subject to the next following sentence) such Lender shall, upon receipt of such refund, credit, deduction or benefit, pay to the Borrower such amount (if any) not exceeding the increased amount paid by the Borrower as equals the net after-tax value to the Lender, in its reasonable opinion, of such part of such refund, credit, deduction or benefit as it considers is allocable to such Indemnified Tax or Other Tax, having regard to all its dealings giving rise to similar refunds, credits, deductions or benefits in relation to the same tax period and to the cost of obtaining such refund, credit, deduction or benefit. The Borrower acknowledges that (i) nothing herein contained shall interfere with the rights of a Lender to arrange its tax affairs in whatever manner it deems fit and in particular no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credit or deductions available to it or if the Lender considers that claiming such relief would be significantly disadvantageous to the Lender, (ii) the Lenders shall not be obligated to disclose to the Borrower any information regarding their tax affairs or tax computation, and (iii) the Borrower, upon the request of the Lenders, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imputed by the relevant Governmental Authority) to the Lenders in the event the Lenders are required to repay such refund to such Governmental Authority.

(f) Each Lender that becomes a party to this Agreement after the date of this Agreement and that is created or organized under the laws of the United States or any state thereof or the District of Columbia (a “U.S. Payee”) shall deliver to the Agent and the Borrower two (2) properly completed executed originals of United States Internal Revenue Service (“IRS”) Form W-9 (or any subsequent versions thereof or successors thereto). Such form shall be delivered by each U.S. Payee on or before the date such U.S. Payee becomes a party to this Agreement and, thereafter, promptly before the expiration, obsolescence or invalidity of any form previously delivered by such U.S. Payee. Each Lender or other Person receiving payments hereunder that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (a “Non-U.S. Payee”) shall deliver to the Agent and the Borrower (i) two (2) properly completed executed originals of either IRS Form W-8BEN or Form W-8ECI (or any subsequent versions thereof or successors thereto) or other applicable IRS Form W-8 claiming, as applicable, complete exemption from or a reduction rate of U.S. federal Withholding Tax on all payments under this Agreement and under all other Loan Documents, (ii) in the case of a Non-U.S. Payee claiming exemption from U.S. federal Withholding Tax under section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two (2) properly completed executed originals of IRS Form W-8BEN (or any subsequent versions thereof or successors thereto) identifying such Non-U.S. Payee as the beneficial owner with respect to such payments, together with a certificate representing that such Non-U.S. Payee is not a bank for purposes of section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of section 864(d)(4) of the Code) and claiming complete exemption from U.S. federal Withholding Tax on all payments under this Agreement and under all other Loan Documents, or (iii) such other evidence of exemption as may be reasonably satisfactory to the Borrower. Such forms shall be delivered by each Non-U.S. Payee on or before the date on which it becomes a party to this Agreement and, thereafter, promptly before the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Payee. Any Person supplying forms or other documentation pursuant to this subsection shall promptly notify the Borrower if, to such Person’s actual knowledge, any form or other documentation previously submitted becomes incorrect. In those circumstances as shall be necessary to allow payments hereunder to be made free of (or at reduced rate of) Indemnified Tax, the Agent, upon written request from the Borrower, shall provide the Borrower with two (2) properly completed executed originals of IRS Form W-8IMY (or any subsequent versions thereof or successors thereto), together with all documentation required to be supplied therewith. Notwithstanding any other provisions of this Section 2.18(f), no Person shall be required to deliver any form pursuant to this Section 2.18(f) that such Person is not legally able to deliver. The Borrower shall withhold any Taxes required to be withheld on payments hereunder, except to the extent the Borrower has been furnished evidence of exemption from withholding in accordance with the foregoing provisions of this subsection, and under no circumstances shall the failure of any Lender or other Person to receive any amounts so withheld constitute an Event of Default or otherwise result in the incurrence of any liability by the Borrower except in respect of Indemnified Taxes or Other Taxes as and to the extent set forth in Section 2.18(a).

(g) The provisions of this Section 2.18 shall survive the termination of this Agreement and the repayment of all Obligations.

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.16, 2.17 or 2.18(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Borrower shall specify to the Administrative Agent the Facility to which any payment applies; and all such payments shall be made to the Administrative Agent at its offices at 127 Public Square, 6th Floor, Cleveland, Ohio 44114 (or such other address as may from time to time be designated by the Administrative Agent to the Borrower in writing), except payments to be made directly to the Letter of Credit Issuer as expressly provided herein and except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly alter receipt thereof. Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements, then due hereunder, ratably among the Lenders in accordance with the amounts of principal and unreimbursed LC Disbursements, then due.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements or any of its participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, participations in LC Disbursements and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(e), 2.07(b), 2.19(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Lender’s Obligation to Mitigate; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.20(a) unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (including, without limitation, participations in LC Exposure and Swingline Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Five-Year Commitment is being assigned, the Swingline Lender and the Letter of Credit Issuer), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 2.21. Optional Increase in Five-Year Commitments. At any time prior to the date that is thirty days prior to the Five-Year Revolving Availability Termination Date, if no Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrower, may, if it so elects, increase the aggregate amount of the Five-Year Commitments (each such increase to be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $25,000,000), either by designating one or more financial institutions not theretofore a Five-Year Lender to become a Five-Year Lender (such designation to be effective only with the prior written consent of the Administrative Agent and the Swingline Lender, which consents will not be unreasonably withheld or delayed, and only if each such financial institution accepts a Five-Year Commitment in an aggregate amount that is an integral multiple of $1,000,000 and not less than $25,000,000), or by agreeing with one or more existing Five-Year Lenders that such Lenders’ respective Five-Year Commitments shall be increased. Upon execution and delivery by the Borrower and each such Five-Year Lender or other financial institution of an instrument (a “Commitment Acceptance”) in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Five-Year Commitment as therein set forth or such other financial institution shall become a Five-Year Lender with a Five-Year Commitment as therein set forth and all the rights and obligations of a Five-Year Lender with such a Five-Year Commitment hereunder; provided:

(a) that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b) that the Borrower shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

(c) that the amount of such increase, together with all other increases in the aggregate amount of the Five-Year Commitments pursuant to this Section 2.21 since the date of this Agreement, does not exceed $100,000,000;

(d) that, before and after giving effect to such increase, the representations and warranties of the Borrower contained in Article 3 of this Agreement shall be true and correct in all material respects; and

(e) that the Administrative Agent shall have received such evidence (including an opinion of Borrower’s counsel) as it may reasonably request to confirm the Borrower’s due authorization of the transactions contemplated by this Section 2.21 and the validity and enforceability of the obligations of the Borrower resulting therefrom.

On the date of any such increase, the Borrower shall be deemed to have represented to the Administrative Agent and the Five-Year Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

Upon any increase in the aggregate amount of the Five-Year Commitments pursuant to this Section 2.21:

(x) within five Business Days, in the case of any Base Rate Borrowings then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Borrowings then outstanding, the Borrower shall prepay such Borrowing in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Five-Year Loans from the Five-Year Lenders in proportion to their respective Five-Year Commitments after giving effect to such increase, until such time as all outstanding Five-Year Loans are held by the Five-Year Lenders in such proportion; and

(y) each existing Five-Year Lender whose Five-Year Commitment has not increased pursuant to this Section 2.21 (each, a “Non-increasing Five-Year Lender”) shall be deemed, without further action by any party hereto, to have sold to each Five-Year Lender whose Five-Year Commitment has been assumed or increased under this Section 2.21 (each, an “Increased Five-Year Commitment Lender”), and each Increased Five-Year Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Five-Year Lender, a participation (on the terms specified in Section 2.04(e)) in each Swingline Loan and Letter of Credit in which such Non-Increasing Five-Year Lender has acquired a participation in an amount equal to such Increased Five-Year Commitment Lender’s Percentage thereof, until such time as all Swingline Exposures and LC Exposures are held by the Five-Year Lenders in proportion to their respective Five-Year Commitments after giving effect to such increase.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01. Organization; Powers. The Borrower and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Financing Transactions to be entered into by the Borrower are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2003 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2004 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Borrower’s chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2003, and as of the Effective Date, except as disclosed on any filings made by the Borrower to the SEC, there has been no material adverse change in the business, operations, properties, assets, financial condition, or prospects of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05. Insurance Licenses. Schedule T to the most recent Statutory Statement of each Insurance Subsidiary lists, as of the Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”). Each Material Insurance Subsidiary is in compliance in all material respects with the Licenses held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.

Section 3.06. Borrower’s Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries that, under the applicable rules of the SEC, are required to be disclosed in filings with the SEC, other than those set forth on Schedule 3.06. Schedule 3.06 accurately identifies the jurisdiction under the laws of which each such Subsidiary is formed and whether such Subsidiary is or is not, as the case may be, a Material Subsidiary as of the Effective Date.

Section 3.07. Litigation. As of the Effective Date, except as set forth in any filings of the Borrower made to the SEC, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any Material Subsidiary or of which the Borrower or any Material Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any Material Subsidiary (i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions.

Section 3.08. Compliance with Laws and Agreements; Foreign Asset Control Regulations. (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures (or equivalent documents otherwise named) binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) The Borrower is and will remain in full compliance with all laws and regulations applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury,

and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

Section 3.09. Investment and Holding Company Status. The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company” or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a liability, on a Consolidated basis, of $50,000,000.

Section 3.11. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.12. Disclosure. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arranger, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.13. Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Letter of Credit Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received counterparts hereof signed by the Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party that it has executed a counterpart hereof).

(b) The Administrative Agent shall have received favorable written opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date of Drinker Biddle & Reath LLP, counsel for the Borrower, (i) which opinion is substantially in the form of Exhibit C and (ii) covering such other matters relating to the Borrower, the Loan Documents or the Financing Transactions as the Required Lenders shall reasonably request. The Borrower requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to the Borrower, its Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower on behalf of the Borrower, confirming compliance with the conditions set forth in clause (b), (c) and (d) of Section 4.02.

(e) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(f) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(g) The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Credit Agreement among the Borrower, various lender parties thereto, KeyBank National Association, Lead Arranger, Sole Book Runner, and Swingline Lender, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent dated December 18, 2003 shall have expired or been terminated and that all Indebtedness and other obligations of the Borrower thereunder shall have been paid and satisfied in full.

(h) The Administrative Agent and the Lenders shall have received from the Borrower such other certificates and other documents as the Administrative Agent or any Lender may reasonably have requested, including the promissory note complying with Section 2.10(e) of any Lender requesting such promissory note.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), the obligation of the Letter of Credit Issuer to issue, amend, renew or extend any Letter of Credit, and the obligation of the Swingline Lender to make any Swingline Loan (including the initial Swingline Loan, if such initial Swingline Loan is made prior to the occasion of the initial Borrowing) are each subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The Effective Date shall have occurred.

(b) Immediately after giving effect to such Borrowing or Swingline Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The representations and warranties of the Borrower set forth in the Loan Documents shall be true in all material respects on and as of the date of such Borrowing or Swingline Loan, as applicable.

(d) Immediately before and after such Borrowing, in the case of a Borrowing of 364-Day Loans, the Total 364-Day Outstanding Amount will not exceed the Total 364-Day Commitment; and, in the case of a Borrowing of Five-Year Loans or Swingline Loan or issuance, amendment, renewal or extension of a Letter of Credit, as applicable, the Total Five-Year Outstanding Amount will not exceed the Total Five-Year Commitment.

Each Borrowing, each Swingline Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of

Credit have expired or been cancelled, all LC Disbursements have been reimbursed, and other obligations hereunder have been performed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender):

(i) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with generally accepted auditing standards;

(ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (A) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to customary year-end adjustments and excluding footnotes and (B) notwithstanding the provisions of clause (A), having been prepared in accordance with the applicable rules of the SEC;

(iii) concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (x) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and Section 6.10 and (z) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

(iv) if obtainable from the accounting firm that reported on such financial statements, concurrently with each delivery of financial statements under clause (i) above, (A) a certificate of such accounting firm stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (B) a certificate of a Financial Officer identifying any Material Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;

(v) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Material Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(vi) promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower, and

(vii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Material Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

provided that any information or document that is required to be furnished by any of clauses (i), (ii), (v), (vi) and (vii) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished.

Section 5.02. Notice of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or Applicable Insurance Regulatory Authority against or affecting the Borrower or any Material Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and its Material Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) the occurrence of any change in the Borrower’s Senior Debt Ratings by either of Moody’s and S&P.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Material Insurance Subsidiary Reporting. The Borrower shall furnish to the Administrative Agent and each Lender copies of the following:

(a) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each for the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary, its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that such Statutory Statement presents in all material respects the financial condition of such Material Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(b) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 100 days after the end of each fiscal year of each Material Insurance Entity, the annual Statutory Statement of such Material Insurance Subsidiary for such year, together with (i) the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that said annual Statutory Statement presents in all material respects the financial condition of such Material Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority and (ii) a certificate of a valuation actuary (but only to the extent that the Borrower or such Material Insurance Subsidiary obtains such certificate) affirming the adequacy of reserves taken by such Material Insurance Subsidiary in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement); and

(c) if and when prepared, the report of Deloitte & Touche LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements of each Material Insurance Subsidiary delivered pursuant to clause (b), above.

Section 5.04. Existence; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05. Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06. Maintenance of Properties. The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain such property would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Insurance. The Borrower shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Administrative Agent’s written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Administrative Agent such information about any such insurance as the Administrative Agent may from time to time reasonably request.

Section 5.08. Proper Records; Rights to Inspect and Appraise. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested.

Section 5.09. Compliance with Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans, and the Letters of Credit will be used only to finance the general corporate purposes of the Borrower (including liquidity and working capital needs of the Borrower and its Subsidiaries). No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.11 Licenses. The Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where such failure to preserve, renew or keep in full force and effect could not reasonably expected to result in a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed, and other obligations hereunder have been performed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Reserved.

Section 6.02. Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell (herein, a “Receivables Sale”) any income or revenues (including accounts receivable) or rights in respect of any thereof (herein, “Receivables”), except:

(i) Permitted Liens;

(ii) any Lien on any property of the Borrower or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Material Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any property or asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of the Borrower or any Material Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) Liens on assets acquired, constructed or improved by the Borrower or any Material Subsidiary and assets used on or with or derived from those assets; provided that (A) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (C) such Liens will not apply to any other property of the Borrower or any Material Subsidiary;

(v) Liens to secure a Debt owing to the Borrower or a Material Subsidiary;

(vi) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (ii), (iii), (iv) or (v) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(vii) Liens and Receivables Sales not otherwise permitted by the foregoing clauses of this Section 6.02 so long as, at any time, the sum of (A) all Debt secured by such Liens outstanding at such time, plus (B) the unpaid amount at such time of all Receivables transferred under Receivables Sales, shall not exceed, on a Consolidated basis, an amount equal to 10% of Consolidated stockholders’ equity of the Borrower (determined in accordance with GAAP) and as reported in the most recent financial statements delivered by the Borrower to the Administrative Agent pursuant to, as the case may be, clause (i) or clause (ii) of Section 5.01 prior to the date of the attachment of such Lien or the effectiveness of such Receivables Sale, as the case may be;

(viii) Liens on investment income relating to specific insurance payment liabilities and other assets received in the ordinary course of business as an insurance or reinsurance company in each case held in a segregated trust or any other assets subject to any trust or other action arising out of contractual or regulatory obligations;

(ix) Liens securing Hedging Agreements in the ordinary course of business securing liabilities in respect thereof, the notional amounts of which Hedging Agreements, in the aggregate on a Consolidated basis, do not exceed an amount equal to Total Debt, minus the aggregate notional amount of Hedging Agreements then in effect that are secured by Liens that are identified in Schedule 6.02;

(x) Liens in favor of a custodian, broker or similar fiduciary or agent arising from securities transactions in the ordinary course of business and that do not secure Debt;

(xi) Liens on invested assets pursuant to a trust or letter of credit in connection with reinsurance agreements or primary policies or other regulatory requirements; and

(xii) Liens securing any Conduit Debt or Insured Debt (or any guaranty made by Borrower of such Conduit Debt or Insured Debt, as the case may be), provided that any such Liens attach only to the underlying assets that are the subject of such Conduit Debt or Insured Debt, as applicable;

provided, however, that that aggregate amount of Debt and other liabilities secured by Liens of the types described in clauses (i) through (iv), inclusive, (vi), (vii), (ix) and (x) shall not at any time exceed 10% of Consolidated stockholders’ equity of the Borrower (determined in accordance with GAAP) and as reported in the most recent financial statements delivered by the Borrower to the Administrative Agent pursuant to, as the case may be, clause (i) or clause (ii) of Section 5.01; and provided, further, however, that the ceding of any income or revenues (including accounts receivable) or rights in respect of any thereof in connection with the conduct of re-insurance business in the ordinary course of business of a Material Insurance Subsidiary shall not be construed to breach the restrictions of this Section 6.02.

Section 6.03. Fundamental Changes. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that (i) the Borrower may merge with any Person organized under the laws of the United States of America or one of its States or the District of Columbia so long as (A) the Borrower is the surviving corporation (except that, so long as the other conditions of this clause (i) are met, the Borrower need not be the surviving corporation in the case of a merger solely in connection with a re-domestication of its State of formation under which all of the shareholders of the Borrower immediately prior to such re-domestication merger are all of the shareholders of the surviving corporation), (B) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, and (C) the Senior Debt Rating by each Rating Agency immediately following the proposed merger’s becoming known publicly is not more than one level or category lower than the Senior Debt Rating by such Rating Agency immediately prior to the proposed merger’s becoming known publicly, (ii) any Material Subsidiary may merge into any other Subsidiary (so long as the surviving entity is a Material Subsidiary) or the Borrower, (iii) merger of a Material Subsidiary in connection with the Borrower’s disposition of such Material Subsidiary is permitted, so long as such disposition by merger does not breach the provisions of Section 6.05, and (iv) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect.

(b) Neither the Borrower nor any Subsidiary will engage in any business if, after giving effect to such business, less than one-half of the Borrower’s Consolidated revenues, determined in accordance with GAAP, would not be derived from the providing of insurance and other financial services.

Section 6.04. Subsidiary Acquisitions. The Borrower shall not, and shall not permit any of its Material Subsidiaries to make any material acquisition unless (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, (ii) in the case of any acquisition of a Person, such acquisition is non-hostile, and (iii) the assets received by the Borrower or its Material Subsidiary in connection therewith are used or usable in a line of business that does not cause the covenant contained in Section 6.03(b) to be breached.

Section 6.05. Asset Sales. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a) sales of used or surplus equipment and investments in the ordinary course of business;

(b) Sale-Leaseback Transactions; and

(c) other sales, transfers, leases and other dispositions of assets and issuances of Equity Interests so long as (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, (ii) the Senior Debt Rating by each Rating Agency immediately following the sale’s becoming known publicly is not more than one level or category lower than the Senior Debt Rating by such Rating Agency immediately prior to the sale’s, transfer’s, lease’s, other disposition’s or issuance’s becoming known publicly, and (iii) if the proceeds from the sale, transfer, lease or other disposition of assets or issuance of Equity Interests represent greater than 10% of Consolidated stockholders’ equity of the Borrower (determined in accordance with GAAP), not less than 50% of such proceeds shall be (A) reinvested in a Material Subsidiary not later than 120 days following the consummation of such sale or (B) held and retained by the Borrower.

For the sake of clarity, nothing in this Section 6.05 shall construed to prohibit the Borrower or any Material Subsidiary from using its cash and cash-equivalents in any manner that is not otherwise prohibited or restricted by this Agreement.

Section 6.06. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving effect to such Restricted Payment, no Default exists.

Section 6.07. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, Guarantee any Debt of, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property or services from, or otherwise engage in or effect any other transaction with, any of its Affiliates; provided that this Section 6.07 shall not prohibit:

(i) the Borrower or any of its Material Subsidiaries from performing its respective obligations under the agreements and transactions described on Schedule 6.07;

(ii) the Borrower or any of its Material Subsidiaries from entering into transactions with any Affiliate if such transactions are on fair and reasonable terms and conditions no less favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a comparable transaction on an arm’s length basis with a Person other than an Affiliate or a Subsidiary;

(iii) the Borrower or any of its Material Subsidiaries from engaging in transactions with each other or their Subsidiaries so long no such transaction would otherwise cause a Default to exist;

(iv) the Borrower or any of its Material Subsidiaries from making investments in joint ventures that are Affiliates and that are deemed by a majority of the directors of, as the case may be, the Borrower or such Material Subsidiary to be in the best interest of, as the case may be, the Borrower or such Material Subsidiary, so long no such investment would otherwise cause a Default to exist; or

(v) Restricted Payments permitted under Section 6.06.

Section 6.08. Restrictive Agreements. The Borrower shall not and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other

Material Subsidiary or to Guarantee Debt of the Borrower or any other Material Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be, or assets that are to be, sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.09. Ratio of Debt to Capital. The Borrower shall not at any time permit the ratio of its Total Debt to its Total Capitalization to be greater than 0.30 to 1.

Section 6.10. Ratings. The Borrower shall not at any time permit or cause the insurance or insurer (as applicable) financial strength rating of any Material Insurance Subsidiary (that is then being rated by, as the case may be, S&P or Moody’s pursuant to a written agreement between such Rating Agency and such Material Insurance Subsidiary) to be both (a) lower than “AA-”, as rated by S&P and (b) lower than “Aa3”, as rated by Moody’s; provided that it shall not be deemed to be a breach of this covenant if a Material Insurance Subsidiary is the subject of a Marginal Rating, so long as the combined stockholders’ equity of all Insurance Subsidiaries (Material Insurance Subsidiaries and otherwise) that are the subjects of Marginal Ratings at such time is not more than an amount equal to 25% of the Borrower’s Consolidated stockholders’ equity at such time, determined in accordance with GAAP.

Section 6.11. Amendment of Material Documents. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, without the prior written consent of the Required Lenders, amend, modify or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which an officer of the Borrower shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in (i) Section 5.0l(i), Section 5.0l(ii), or Section 5.0l(iv) and, on not more than two occasions in any 12 month period, such failure shall continue for two days after notice of such failure to the Borrower from the Administrative Agent, or (ii) Section 5.0l(i), Section 5.0l(ii), or Section 5.0l(iv) to the extent that clause (i) of this paragraph (d) ceases to apply, or (iii) Section 5.02 or Section 5.04 or Article 6 (other than Sections 6.02 and 6.07 thereof);

(e) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 30 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by a Senior Officer or by a Financial Officer of the Borrower:

(f) the Borrower or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (but after giving effect to any notice, grace period or both applicable to such payment);

(g) any event or condition occurs that results in any Material Debt becoming due before its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Material Subsidiaries or for a substantial part of’ its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j) the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments not covered by insurance for the payment of money in an aggregate amount exceeding $50,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Material Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a liability, on a Consolidated basis, of $50,000,000; or

(m) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, immediately upon the termination of Commitments or the acceleration of maturity of the Loans (or both) pursuant to the immediately preceding sentence, the Borrower shall pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate LC Exposure at such time.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authorization. Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02. Rights and Powers as a Lender. The Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 8.03. Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or shall be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent hereunder.

Section 8.06. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Letter of Credit Issuer and the Borrower. The Administrative Agent may be removed as the Administrative Agent in the case of gross negligence or willful misconduct upon not less than 20 Business Days’ notice to the Administrative Agent and the Borrower from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent; provided that consultation with the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Agent which shall be a bank or financial institution. Upon acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor Administrative Agent. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Administrative Agent hereunder.

Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08. Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.

Section 8.09. Syndication Agent, Documentation Agent, Etc.. None of the Syndication Agent, the Documentation Agent, the Lead Arranger and the Sole Book Runner in their capacities as such shall have any duties or responsibilities or incur any liability under this Agreement or any of the Loan Documents.

Section 8.10. No Reliance on Administrative Agent’s Customer Identification Program . Each of the Lenders and the Letter of Credit Issuer acknowledges and agrees that neither such Lender nor the Letter of Credit Issuer, nor any of their Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Letter of Credit Issuer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Borrower, to

Radian Group Inc.

1601 Market Street, Philadelphia, Pennsylvania 19103,

Attention of Terry Latimer (Facsimile No. (215) 963-9658);

(b)	if to the Administrative Agent, to the Letter of Credit Issuer or to the Swingline Lender, to

KeyBank National Association,

127 Public Square, Cleveland, Ohio 44114,

Attention of Mary K. Young (Facsimile No. (216) 689-4981); and

(c)	if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

provided that, with respect to any notice or other communication sent by the Administrative Agent or a Lender to the Borrower, the Administrative Agent or such Lender will endeavor also to send a copy of such notice or other communication to the office of the General Counsel of the Borrower at 1601 Market Street, Philadelphia, Pennsylvania 19103 (Facsimile No. (215) 405-9160); provided, further, that the Administrative Agent’s or such Lender’s failure to send such copy shall not in any way impair the effectiveness of such notice or other communication from the Administrative Agent or such Lender to the Borrower or create or give rise to any defense, claim, right of action or liability of any nature whatsoever in favor of the Borrower or any Subsidiary or against the Administrative Agent, such Lender or any other Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without its written consent;

(ii) reduce the principal amount of any Loan of a Lender or reduce the rate of interest thereon, or reduce any fee or other amount payable to a Lender hereunder, without, in each case, the written consent of such Lender;

(iii) postpone the maturity of any Loan of a Lender, or the required date of any mandatory payment of principal (including without limitation pursuant to Section 2.11(b)), or any date for the payment of any interest, fee or other amount payable to a Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitment of a Lender, without, in each case, the written consent of such Lender Party;

(iv) change the definition of “Percentage” or change Section 2.19(b) or 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby;

(v) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; or

(vi) increase the aggregate amount of the Commitments by an amount in excess of the amount permitted pursuant to Section 2.21(c), or amend Section 2.21(c) to permit increases in the aggregate Commitments in excess of an aggregate amount equal to $100,000,000 during the term of this Agreement, without the written consent of the Administrative Agent and the Required Lenders (it being understood that an increase in the Commitment of any Lender is subject to clause (i) above); and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender without its prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.09 or 2.12, nor an increase in Commitments pursuant to Section 2.21, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(c) If (i) the effectiveness of any proposed waiver, amendment or modification requires the consent of each Lender affected thereby or of all Lenders, (ii) such proposed waiver, amendment or modification has been consented to by the Required Lenders, and (iii) any one or more Lenders whose consent is required for such effectiveness fails or refuses to grant its consent, then the Borrower may, at its option, as to each such non-consenting Lender:

(A) Upon notice to such Lender, the Administrative Agent (and, if a Five-Year Commitment is being terminated, the Swingline Lender and the Letter of Credit Issuer), reduce, as applicable, the Total 364-Day Commitment or the Total Five-Day Commitment or both, by terminating, as applicable, the 364-Day Commitment or the Five-Year Commitment or both of such non-consenting Lender; provided that the Borrower shall have paid to such non-consenting Lender in immediately available funds an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and shall have deposited with the Administrative Agent as cash collateral for the benefit of the Letter of Credit Issuer and the Swingline Lender an amount equal to such non-consenting Lender’s participations in LC Disbursements and participations in Swingline Loans; or

(B) At its sole expense and effort, upon notice to such Lender, the Administrative Agent (and, if a Five-Year Commitment is being assigned, the Swingline Lender and the Letter of Credit Issuer), require such non-consenting Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (including, without limitation, participations in LC Exposure and Swingline Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Five-Year Commitment is being assigned, the Swingline Lender and the Letter of Credit Issuer), which consents shall not unreasonably be withheld, and (2) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

The Commitment of a Lender shall not be terminated as provided in (A), above, and a Lender shall not be required to make any such assignment as provided in (B), above, if, prior thereto, such Lender grants its consent to such proposed waiver, amendment or modification.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire, Sanders & Dempsey L.L.P., special counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) all reasonable and documented out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Lender Party, including the reasonable fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans and the Letters of Credit, including, upon and during the continuance of a Default, all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans and the Letters of Credit.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent’s good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such indemnitee regarding defensive measures and potential settlement; and (v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender under subsection (a) or (b) of this Section (other than payment of any of the fees, charges, disbursements and other expenses incurred in connection with the syndication of the credit facilities provided for herein), each Lender severally agrees to pay to the Administrative Agent or (as to Five-Year Lenders only) the Letter of Credit Issuer or the Swingline Lender, as the case may be such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Exposures and unused Commitments of the applicable Facility at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within ten Business Days after written demand therefor or the earlier date on which the Loans are due and payable in full.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Five-Year Commitment or any Five-Year Lender’s obligations in respect of its LC Exposure and Swingline Exposure, the Letter of Credit Issuer and the Swingline Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(g) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto.

Section 9.05. USA Patriot Act. Each Lender, the Letter of Credit Issuer, Swingline Lender or assignee or participant of a Lender, the Letter of Credit Issuer or the Swingline Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender, the Letter of Credit Issuer or the Swingline Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA Patriot Act.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured; provided that such Lender shall endeavor to give to the Borrower notice of any such set off contemporaneously therewith, but no liability or defense shall accrue by reason of its failure to do so. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the United States District Court of the Northern District of Ohio, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio state court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED. EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, to the extent lawfully permissible, the applicable Lender Party shall give to the Borrower prior written notice of such disclosure and the opportunity to commence process to limit the scope of such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty that is an Affiliate of such Lender (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower.

Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure, except to the extent that such disclosure would breach applicable law.

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

[No additional provisions are on this page; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RADIAN GROUP INC.

By:	/s/ Terry Latimer
Terry Latimer
Treasurer and Vice President

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, Lead Arranger, Sole Book Runner, Letter of Credit Issuer, and Swingline Lender

By:	/s/ Mary K. Young
Mary K. Young
Vice President

BANK OF AMERICA, N.A., as Lender and Co-Syndication Agent

By	/s/ Shelly K. Harper
Shelly K. Harper, SVP

BARCLAYS BANK PLC, as Lender and Documentation Agent

By	/s/ Richard Askey
Richard Askey, Director – Insurance

BEAR STEARNS CORPORATE LENDING INC., as Lender

By	/s/ Victor Bulzacchelli
Victor Bulzacchelli, VP

CITIZENS BANK OF MASSACHUSETTS, as Lender

By	/s/ George J. Urban
George J. Urban, VP

FIFTH THIRD BANK, as Lender

By	/s/ Christine Wagner
Christine Wagner, VP

JPMORGAN CHASE BANK, N.A., as Lender Co-Syndication Agent

By	/s/ Helen L. Newcomb
Helen L. Newcomb, VP

KEYBANK NATIONAL ASSOCIATION, as Lender

By	/s/ Mary K. Young
Mary K. Young, Vice President

THE NORTHERN TRUST COMPANY, as Lender

By	/s/ Melissa A. Whitson
Melissa A. Whitson, VP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Robert C. Meyer
Robert C. Meyer, SVP

By	/s/ Beth McGinnis
Beth McGinnis, SVP

PRICING SCHEDULE

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Euro-Dollar Margin	0.20%	0.25%	0.35%	0.50%	0.80%
Facility Fee Rate	0.07%	0.08%	0.125%	0.15%	0.25%

However, if the 364-Day Maturity Date is extended pursuant to Section 2.06, commencing on the day immediately following the 364-Day Revolving Availability Termination Date, the Euro-Dollar Margin for 364-Day Loans under each Pricing Level shall be increased to be one-fourth percent (0.25%) greater than the Pricing Level indicated in the foregoing table.

For purposes of this Schedule, the following terms have the following meanings:

“Borrower’s Pricing Rating” means, as of any day, the Senior Debt Rating on such day of each of S&P and Moody’s; provided that (i) in the event that on any day the Rating Agencies’ respective Senior Debt Ratings do not both fall into the same Pricing Category set forth below, the Borrower’s Pricing Rating shall be the higher of the two Senior Debt Ratings on such day; (ii) in the event that the Senior Debt Ratings of the two Rating Agencies are more than one rating designation apart (e.g., S&P is at, say, “A+”, and Moody’s is at, say, “Baa1”), then the applicable “Euro-Dollar Margin” and “Facility Fee Rate” will be determined by reference to the Pricing Category that is applicable to the Senior Debt Rating that is one rating designation lower than the higher of the two Senior Debt Ratings (in such example, the applicable “Euro-Dollar Margin” and “Facility Fee Rate” would be determined by reference to the S&P rating designation “A” and accordingly be at Pricing Category II) and (iii) in the event that, on any day, (a) the Senior Debt Rating is not then in any of Pricing Categories I through IV, inclusive, or (b) less than two of the Rating Agencies shall not then have in effect a Senior Debt Rating, the Pricing Category shall be Pricing Category V. The Pricing Categories shall be re-determined on each day on which occurs an announcement of a change in the Senior Debt Rating issued by either Rating Agency.

“Level I Pricing” applies for any day on which the Pricing Category is I; “Level II Pricing” applies for any day on which the Pricing Category is II; “Level III Pricing” applies for any day on which the Pricing Category is III; “Level IV Pricing” applies for any day on which the Pricing Category is IV; and “Level V Pricing” applies for any day on which the Pricing Category is V.

“Pricing Category” means, for any day, the Pricing Category (I, II, II, IV or V) indicated on the table below that corresponds to the Borrower’s Pricing Rating on such day:

Pricing Category	I	II	III	IV	V
Borrower’s Pricing Rating*	A+/A1	A/A2	A-/A3	BBB+/Baa1	Any Lower Borrower’s Pricing Rating

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V pricing applies for any day. Pricing Levels are referred to in ascending order, that is, Level I pricing is the lowest Pricing Level and Level V pricing is the highest Pricing Level.

*	If another statistical rating agency is substituted for Moody’s or S&P pursuant to the definition of “Moody’s” or “S&P”, the equivalent ratings category designations of such substitute Rating Agency shall be substituted for the ratings category designations of, as the case may be, Moody’s or S&P set forth in this table.